Exhibit 99.1

Press Release                                Source: Natural Health Trends Corp.

Natural Health Trends Corp. Raises Approximately $17 Million in Private
Placement
Friday October 8, 8:30 am ET

DALLAS--(BUSINESS WIRE)--Oct. 8, 2004--Natural Health Trends Corp. (OTC BB: NHLC
- News), an international direct-selling company, announced today that it has sold to institutional and accredited investors units of its common stock and common stock purchase warrants at a price of $12.595 per unit. Each unit includes one share of common stock and one warrant exercisable for a period of 5 years at an exercise price of $12.47 per share. The net proceeds of approximately $16 million will be used to fund the continued expansion of the Company's multi-national operations.

Avondale Partners, LLC and Sprott Securities (USA) Limited acted as placement agents for the offering. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issuable upon the exercise of the warrants, and the shares of common stock included in the units.

Mark Woodburn, President of Natural Health Trends Corp., stated "The proceeds from this private placement will be used to open new markets in China, Japan and Mexico and to further our expansion in Korea and the United States. With operations in over 30 countries, we are experienced in identifying and opening new markets. Since we operate in only three of the top ten direct-selling markets in the world, we intend to actively pursue several of these top selling markets. Now that we have readily available capital, we look forward to focusing our efforts on growth and we are very optimistic about the Company's future."

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, any of the Company's securities.

Natural Health Trends Corp. is an international direct-selling company operating in more than 30 markets throughout Asia, North America and Eastern Europe. The Company markets premium quality personal care products under the Lexxus brand and markets its nutritional supplement products under the Kaire brand. Additional information can be found on the Company's website, www.naturalhealthtrendscorp.com, and management encourages interested parties to register for corporate updates via e-mail on the Company's homepage.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.



Contact:
     Natural Health Trends Corp.
     Mark Woodburn, 972-241-4080
     or
     Porter, LeVay & Rose, Inc.
     Michael Porter, President - Investor Relations
     Linda Decker, VP - Investor Relations
     Jeff Myhre, VP - Editorial
     212-564-4700



Source: Natural Health Trends Corp.